SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) August 13, 2003

                           ENZON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                        0-12957                 22-2372868
(State or other jurisdiction of          (Commission             (IRS Employer
         incorporation)                  File Number)            Identification)

                685 Route 202/206, Bridgewater, New Jersey 08807
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code: (908) 541-8600

     ----------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events

Enzon Pharmaceuticals, Inc. (NASDAQ:ENZN) announced today its financial results for the quarter and fiscal year (FY) ended June 30, 2003. The Company's adjusted net income for the fourth quarter of FY 2003 was $11.5 million or $0.26 per diluted share, as compared to adjusted net income of $12.0 million or $0.27 per diluted share for the fourth quarter of FY 2002. For comparative purposes, the Company's adjusted net income for the fourth quarter of FY 2003 excludes approximately $28.3 million in other income related to a fee, net of expenses, received from the termination of the Company's proposed merger with NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) and certain tax benefits recorded in both years. On a GAAP basis, net income for the quarter ended June 30, 2003 was $40.6 million or $0.93 per diluted share, as compared to $20.8 million or $0.47 per diluted share for the fourth quarter of FY 2002.

For the fiscal year ended June 30, 2003, adjusted net income was $45.4 million or $1.04 per diluted share, compared to adjusted net income of $33.7 million or $0.76 per diluted share for the year ended June 30, 2002. Enzon's GAAP net income was $45.7 million or $1.05 per diluted share, as compared to $45.8 million or $1.04 per diluted share for the year ended June 30, 2002.

Enzon has reported adjusted net income, which excludes the impact of isolated transactions specific to each of its fourth quarters and year ends. The Company believes the adjusted net income is more indicative of the underlying operations of the business and represents a more comparative measure and is relevant to gaining an understanding of the Company's trends and potential future performance. A detail of the components of the adjustments is presented later in this release.

Total revenues for the fourth quarter of FY 2003 increased by $21.5 million or 85 percent, to $46.7 million, as compared to $25.2 million for the fourth quarter of FY 2002. The increase in revenues was principally due to net sales of $17.5 million related to the acquisition of the ABELCET(R) business. Enzon acquired the North American rights and operational assets associated with the development, manufacture, sales and marketing of ABELCET (Amphotericin B Lipid Complex Injection) from Elan Corporation, plc (NYSE: ELN) in November 2002.

Combined sales of the three other products marketed by the Company (ADAGEN(R), ONCASPAR(R), and DEPOCYT(R)) were $8.8 million for the fourth quarter of FY 2003, as compared to $5.5 million for the fourth quarter of FY 2002, an increase of $3.3 million or 60 percent. The increase was due to increases in sales of ADAGEN and ONCASPAR, and the commencement of sales of DEPOCYT during the previous quarter. Enzon licensed the North American rights to DEPOCYT from SkyePharma PLC (NASDAQ: SKYE) in January 2003. DEPOCYT is an injectable chemotherapeutic approved for the treatment of patients with lymphomatous meningitis. Enzon is marketing DEPOCYT through its specialty sales force and product sales for the quarter were $1.2 million. ADAGEN sales for the fourth quarter of FY 2003 were $3.8 million, as compared to $3.7 million for the fourth quarter of FY 2002. Sales of ONCASPAR were $3.8 million for the fourth quarter of FY 2003, as compared to $1.8 million for the fourth quarter of FY 2002, as a result of the repurchase of the North American distribution rights from Aventis.

Total royalties for the fourth quarter of FY 2003 were $20.0 million, up 23% over the third quarter. Total royalties for the quarter are principally made up of royalties from sales of PEG-INTRON marketed by Schering Plough. Total royalties for the fourth quarter showed only a modest increase compared to the same quarter last year due to the launch of Roche's competitive product Pegasys.

Research and development expenses for the fourth quarter of FY 2003 increased to $6.1 million as compared to $5.9 million for the fourth quarter last year. The increase was due to increased spending related to the Company's single-chain antibody (SCA) collaboration with Micromet AG and increased spending on the company's PEG-Camptothecin development program, offset by reductions in certain expenditures due to the Company's January 2003 decision to suspend its Phase I PEG-paclitaxel program. Based upon interim data from a Phase II clinical trial for PEG-Camptothecin in patients with gastric and gastroesophageal cancers, Enzon is focusing its development program on this indication. The Company intends to initiate a pivotal study during the first half of calendar 2004 in gastric and gastroesophageal cancers, in accordance with and subject to FDA regulations. The Company expects its research and development expenditures to increase in future quarters, as it continues to invest in the expansion of its product pipeline and it advances PEG-Camptothecin and ATG-Fresenius S into late stage clinical trials. During the quarter Enzon licensed the North American rights to develop and commercialize ATG-Fresenius S, a polyclonal antibody preparation used for T-lymphocyte suppression in organ transplant patients and currently marketed by Fresenius in over 60 countries.

Selling, general and administrative expenses for the fourth quarter of FY 2003 increased by $5.4 million or 123 percent to $9.8 million, as compared to $4.4 million for the fourth quarter of FY 2002. This increase was due to a $6.3 million increase in sales and marketing expenditures related to the Company's current year acquisition of the North American rights to ABELCET, which included the hiring of a hospital sales force.

Amortization costs for the fourth quarter of FY 2003 were $3.9 million, as compared to $35,000 for the prior year comparable period. This increase relates primarily to intangible assets acquired as part of the Company's acquisition of ABELCET.

Interest income for the fourth quarter of FY 2003 decreased by $3.3 million to $512,000, as compared to $3.9 million for the fourth quarter of FY 2002. The decrease was primarily due to a reduction in the Company's interest-bearing investments resulting from the Company's purchase of the North American rights to ABELCET in November 2002 for a cash payment of $360 million, as well as a decrease in interest rates.

During the quarter ended June 30, 2003, the Company recognized other income of $28.3 related to the mutual termination of its proposed merger with NPS Pharmaceuticals, Inc. (NASDAQ: NPSP). In accordance with the June 2003 mutual termination agreement between the two companies, during the fourth quarter of FY 2003 NPS paid a termination fee to Enzon in the form of 1.5 million shares of NPS common stock. The net termination fee includes $6.2 million in costs incurred in the quarter related to the proposed merger with NPS.

During the quarter ended June 30, 2003, the Company recognized a net tax benefit of $439,000, as compared to a net tax benefit of $8.8 million recognized during the quarter ended June 30, 2002. The net tax benefit recorded during the fourth quarter of FY 2003 is primarily related to the recognition of certain deferred tax benefits related primarily to net operating loss carry forwards and tax credits expected to be utilized in future years, offset by the tax expense attributable to the NPS termination fee received.

The following table reconciles the Company's adjusted net income to GAAP net income for the three months and years ended June 30, 2003 and 2002:

                                        Three Months Ended        Fiscal Year Ended
                                        06/30/03     06/30/02     06/30/03     06/30/02
                                        --------     --------     --------     --------
      Adjusted Net Income                 11,480       12,004       45,448       33,683
      Add: Termination Fee, net (1)       28,333           --       26,938           --
      Add: Other Income (2)                   --           --           --        3,000
      Add:  Income tax benefit (3)           739        8,760          577        9,123
      Less:  Write-down of carrying
      value of investments (4)                --           --       27,237           --
                                        --------     --------     --------     --------
      GAAP Net Income                     40,552       20,764       45,726       45,806
                                        ========     ========     ========     ========

      (1) Income related to the $36 million termination fee paid to Enzon in the form of 1.5 million shares of NPS common stock, related to the mutual termination of the proposed merger between Enzon and NPS, offset by $6.2 million this quarter and $7.6 million for the year in costs incurred related to the proposed merger.

      (2) The reimbursement of certain legal fees from Nektar Therapeutics (formerly Inhale Therapeutics), related to the Companies' January 2002 agreement.

      (3) Income tax benefit related to the Company's net operating losses and certain tax credits expected to be utilized and related to the NPS fee received above.

      (4) A non-cash charge of $27.2 million to write down the carrying value of the Company's investment in Nektar.

Except for the historical information herein, the matters discussed above include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, Enzon's ability to clinically advance its PEG-Camptothecin and ATG-Fresenius programs, Enzon's dependence on Schering-Plough's effective marketing of PEG-INTRON; Enzon's ability to sustain profitability; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials and the impact of competitive products and pricing. All information set forth in this item as of August 13, 2003, and the Company undertakes no duty to update this information.

12. Results of Operations and Financial Condition

On August 13, 2003, Enzon Pharmaceuticals, Inc. issued a press release to report its results of operations and financial condition for the completed fiscal quarter ended June 30, 2003. A copy of this press release is included as Exhibit
99.1 to this Form 8-K and incorporated into this Item 12 by reference.

The information in this Item 12, including Exhibit 99.1, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  August 13, 2003

                                                 By: /s/ Kenneth J. Zuerblis
                                                     ---------------------------
                                                     Kenneth J. Zuerblis
                                                     Vice President, Finance and
                                                     Chief Financial Office